Exhibit 99.1

Riehs to Lead DeVry Medical International

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--April 25, 2013--DeVry Inc. (NYSE: DV), a global provider of educational services, today announced that William B. Hughson will leave his position as president of DeVry’s healthcare group effective May 24, 2013 to become president and chief executive officer of IntegraMed Fertility, an operator of fertility clinics.

Steven Riehs will assume the role of president of DeVry Medical International, which is comprised of American University of the Caribbean and Ross University’s Schools of Medicine and Veterinary Medicine. Riehs joined DeVry eight years ago as vice president and general manager of online operations. He was named president of DeVry Online Services in 2008, successfully growing the division into one of the largest online operations in the U.S. In 2010, he became president of DeVry’s International, K-12 and Professional Education segment, overseeing Advanced Academics, Becker Professional Education, DeVry Brasil, and international expansion. In addition to DeVry Medical International, Riehs will maintain leadership responsibility for DeVry’s International, K-12 and Professional Education segment.

DeVry’s Medical and Healthcare segment continues to be an important part of its growth and diversification strategy. In addition to Riehs’ leadership of DeVry Medical International, the segment will have continuing leadership from Rob Paul, president of Carrington Colleges Group, and Susan Groenwald, president of Chamberlain College of Nursing.

“We wish Bill success in his future career endeavors and appreciate his contributions to DeVry,” said Daniel Hamburger, president and chief executive officer of DeVry. “I am extremely confident in Steve’s ability to take the helm at DeVry Medical International. His background in healthcare coupled with his knowledge of the education sector and DeVry will allow a seamless transition.”

Riehs has a strong background in healthcare with several years of experience driving hospital performance improvement at Rush Hospital in Chicago. He was also vice president in the medical division of Kaplan Educational Centers and vice president and chief operating officer of Compass Medical Education. He was also an assistant professor for 10 years in the Masters of Health Systems Management program at Rush University. Immediately prior to joining DeVry, Riehs was CEO of BrainX, Inc., an education software company.

Riehs has an MBA from the University of Chicago Booth School of Business, and a bachelor’s degree in Industrial Engineering and Management Science from Northwestern University.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of Advanced Academics, American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare, technology, accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

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